UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2015

Vermillion, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34810	33-059-5156
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX 78738

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (512) 519-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On January 12, 2015, Vermillion, Inc. (the  “Company”) announced the appointment of Laura A. Miller as its Senior Vice President of Sales and Customer Experience, effective as of January 7, 2015. Prior to joining the Company, Ms. Miller, age 44, worked as a consultant in the medical industry providing guidance and execution on business plans, market analysis, sales force development, change management, portfolio development, workflow analysis, organizational re-structuring, operational effectiveness, and due diligence.

Prior to her private consulting, Ms. Miller served as President, Laboratory Services for HealthTronics Laboratory Solutions Inc., a provider of integrated urological and interventional radiology products and services, from 2008 to 2010.  Ms. Miller was also the Senior Vice President of Pathology Solutions for PLUS Diagnostics, a regional laboratory specializing in urology, from 2007 to 2008. Ms. Miller served in the U.S. Army, where she achieved the rank of Captain – Military Intelligence.

There are no family relationships between Ms. Miller and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Ms. Miller and any other person pursuant to which she was or is to be selected as an officer of the Company.  Ms. Miller does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Pursuant to the terms of an employment agreement, executed on January 7, 2015 (the “Employment Agreement”), between the Company and Ms. Miller, the Company will pay Ms. Miller an annual base salary of $250,000, beginning on Ms. Miller’s first day of employment (the “Effective Date”). In addition, Ms. Miller will be eligible for a bonus of up to forty percent (40%) of her base salary (prorated for partial years) for achievement of reasonable performance-related goals to be defined by the Company’s Chief Executive Officer or Board of Directors. The Employment Agreement provides that on or as soon as administratively practicable after the Effective Date, the Company will grant Ms. Miller options to purchase 150,000 shares of Company common stock with a per share exercise price equal to the closing price of a share of Company common stock on the date of grant. One quarter of these options will vest on the first anniversary of the Effective Date, and the remaining options will vest in 36 equal monthly installments thereafter, subject to Ms. Miller’s continued employment with the Company. If Ms. Miller is terminated without cause or resigns for good reason (as these terms are defined in the Employment Agreement) and provided that she complies with certain requirements (including signing a standard separation agreement), under the Employment Agreement: (i) she will be entitled to continued payment of her base salary as then in effect for a period of nine months following the date of termination; (ii) she will be entitled to continued health and dental benefits through COBRA premiums paid by the Company until the earlier of nine months after termination or the time that she obtains employment with reasonably comparable or greater health and dental benefits and (iii) she will have a 12-month period after termination to exercise any and all of her vested options to purchase Company common stock from her initial grant (subject to earlier expiration at the end of the option’s original term). Additionally, the Employment Agreement provides that if Ms. Miller’s employment is terminated without cause or for good reason within the 12-month period following a change of control (as such term is defined in the Employment Agreement), then, in addition to the severance obligations due to Ms. Miller as described above, 100% of any then-unvested options to purchase Company common stock previously granted by the Company will vest upon the date of such termination (subject to earlier expiration at the end of the option’s original term).

The Employment Agreement also contains a non-solicitation provision that applies until 12 months after the termination of the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

A copy of the Company’s press release announcing the appointment of Ms. Miller as the Company’s Senior Vice President of Sales and Customer Experience is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)         Exhibit No.Description.

10.1Employment Agreement, executed on January 7, 2015, by and between Vermillion, Inc. and Laura Miller

99.1Press Release issued by Vermillion, Inc. on January 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: January 13, 2015	By:/s/ Eric J. Schoen
Name: Eric J. Schoen
Title: Vice President, Finance and Chief Accounting Officer

EXHIBITS INDEX

Exhibit No.Description

10.1Employment Agreement, executed on January 7, 2015, by and between Vermillion, Inc. and Laura Miller

99.1Press Release issued by Vermillion, Inc. on January 12, 2015